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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                                                                    NEWS RELEASE


CONTACTS:  For CKE Restaurants, Inc.
           Loren Pannier
           Senior Vice President, Investor Relations
           (714) 778-7109

           For Jacobson Partners
           Murry N. Gunty
           General Partner
           (212) 758-4500

                         CKE RESTAURANTS, INC. ANNOUNCES
                      PURCHASE AGREEMENT TO SELL TACO BUENO

         ANAHEIM, Calif. - March 14, 2001 - CKE Restaurants, Inc. (NYSE:CKR) announced today that it has signed a purchase agreement with an affiliate of Jacobson Partners, a private equity buyout firm, to purchase its Taco Bueno subsidiary for $72.5 million, subject to certain adjustments to be determined at the time of closing. The transaction is expected to close at the end of May, and is subject to final resolution of schedules to the stock purchase agreement, customary closing conditions and the buyer obtaining the balance of its financing.

         "Taco Bueno is a great brand," said Andrew F. Puzder, CKE's president and chief executive officer. "Nevertheless, what Taco Bueno needs now is the ability to grow company restaurants and potentially develop a franchise program. With our focus on the Hardee's turnaround and debt reduction, we believe the sale of Taco Bueno at this time serves its interest as well as CKE's."

         "We are very excited about the opportunity to acquire Taco Bueno and believe there are significant opportunities ahead for this emerging brand," said Murry N. Gunty, general partner of Jacobson Partners. "Taco Bueno has strong operating fundamentals and excellent market penetration in existing markets. This transaction continues our highly successful strategy of purchasing non core divisions of large public and private corporations."

         Praetorian Group was involved in the negotiation of the transaction.

         CKE Restaurants, Inc., through its subsidiaries, franchisees and licensees, operates more than 3,700 quick-service restaurants, including 977 Carl's Jr. restaurants in 13 Western states and Mexico; 2,660 Hardee's restaurants in 37 states and 11 foreign countries; and 125 Taco Bueno restaurants in Texas and Oklahoma.

         Jacobson Partners is a 20-year-old private equity investment firm with interests in companies in a broad range of industries, including restaurants, health care, and manufacturing. Current investments include Bertucci's, Conforma Clad, Childtime Learning Centers, FPC, Inc. and GEM Products.

         Statements that are not historical facts contained in this release are forward-looking statements that involve risk and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to: product demand and market acceptance risks; the effect of economic conditions; the impact of competitive products and pricing; the results of financing efforts; the effect of the Company's accounting policies and other risk detailed in the Company's filings with the Securities and Exchange Commission.

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